EXHIBIT 99.1

  BSD MEDICAL APPLIES FOR FDA APPROVAL OF THE BSD-2000 CANCER TREATMENT SYSTEM

    SALT LAKE CITY, March 24 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the company has sent to the U.S. Food and Drug Administration (FDA) a PreMarket Approval Application (PMAA) for the company's BSD-2000 cancer treatment system. FDA approval of this application would allow commercial sales of the BSD-2000 in the United States.

    The BSD-2000 delivers precision-focused RF energy in cancerous tumors, and was developed particularly to allow treatment access for cancer located deep in the body. The BSD-2000 technology applies principles also used in deep-space radio telescopes and advanced phased-array communications, creating a unique cancer treatment capability. Frost and Sullivan presented to BSD the Technology Innovation of the Year Award for cancer therapy devices based on the contribution of the BSD-2000 in the advancement of cancer therapy and the creation of new business opportunity.

    Thousands of cancer patients have been treated with the BSD-2000 at prestigious cancer centers in many parts of the world as well as the United States. BSD Medical acknowledges the generous support that has been provided by the National Institutes of Health (NIH) in the United States, the Dutch National Health Insurance Council (Nederlandse Ziekenfondsraad), the German Federal Research Council (DFG Deutsche Forschungsgemeinschaft) and the German Cancer Aid Foundation (Stiftung Deutsche Krebshilfe e.V.) in funding cancer research using the BSD-2000 cancer treatment system.

    After receipt, FDA will review the submission to determine its completeness and adequacy for filing. The submission (consisting of 7,243 pages contained in 24 volumes) was expanded considerably, as compared to the original planned submission, to include testing for system enhancements to the BSD-2000, and therefore contains all of the upgrades envisioned for the commercial version of the BSD-2000.

    BSD Medical is the leading developer of precision-focused microwave/RF systems used in the treatment of cancer. For further information visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, including FDA approval of the BSD-2000, are subject to risks and uncertainties, detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             03/24/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)